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                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT
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EMPLOYMENT AGREEMENT made and entered into as of May 1, 1988 by and between
Constance F. Galley (the "Employee"), and TSI International Ltd. ("TSI"), a Connecticut corporation having its principal place of business at 295 Westport Avenue, Norwalk, CT 06856.

WHEREAS, TSI wishes to employ the Employee and the Employee wishes to be employed under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.  Employment and Term.
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         1.1     TSI agrees to employ the Employee as President and Chief
Executive officer and the Employee agrees to render her full-time services to TSI for a term of one year, which term shall commence as of the date of this Agreement and terminates as the end of the first full fiscal year thereafter, subject to annual renewal for one-year increments as set forth below. The Employee agrees to devote her full business time and the best of her abilities to the faithful and diligent performance of her services to TSI under the direction of the Board of Directors of TSI.

         1.2 Unless either party shall have given written notice of non-renewal to the other party no fewer than thirty (30) days before the expiration of the initial or then current renewal term, this Agreement shall automatically renew for successive periods of one (l) year.

         1.3 In the event TSI is sold or recapitalized or substantially all of the assets of TSI are sold (the "Sale of TSI"), the remaining term of this Agreement shall be one year unless otherwise agreed between the parties. If termination should occur as a result of the "Sale of TSI", the Employee will receive a severance compensation of one year's annual salary as outlined in paragraph 2.1 and one year's continuance of eligible benefits.
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     2.   Compensation.
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          2.1     TSI agrees to pay the Employee an annual Salary of One Hundred
Twenty Thousand Dollars ($120,000), payable in accordance with TSI's standard payroll practices. This salary is for the one-year term (FY '89) of this Agreement, and thereafter will be as determined by the Board of Directors of TSI.

          2.2 If the profits before taxes for TSI's full fiscal year, based on TSI's audited financial statements, exceed Six Hundred Thousand Dollars ($600,000), TSI will pay the Employee a one-time bonus equal to Fifteen Thousand Dollars ($15,000) plus five percent of all profits before taxes in excess of Six Hundred Thousand Dollars ($600,000). If the profits before taxes for TSI's full fiscal year, based on TSI's audited financial statements, exceed Eight Hundred Thousand Dollars ($800,000), TSI will pay the Employee an additional Fifteen Thousand Dollars ($15,000). For purposes of this bonus calculation, the amount of this bonus will not be considered as an expense which reduces profits.

                  If revenues as for TSI 's full fiscal year, based on TSI's audited financial statements, exceed Ten Million Dollars ($10, 000,000), TSI will pay the Employee a one-time bonus equal to one percent of all revenues in excess of Ten Million Dollars ($10,000,000).

     3.   Benefits.
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          3.1     The Employee shall be entitled to participate on the same
basis, subject to the same qualifications as other TSI employees and pursuant to TSI's then prevailing policies, in any group medical, hospitalization, or other fringe benefit plans in effect with respect to employees of TSI in general but not including any group profit sharing or other profit-based incentive program.

          3.2 The Employee shall be entitled to the same number of paid holidays per year as set forth by TSI for its employees in general plus twenty
(20) paid vacation days to be scheduled by the mutual agreement of the parties.

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     4.   Employments Guidelines.  The Employee agrees to at all times be bound
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by and adhere to the Employment Guidelines attached hereto and incorporated herein, and to use her best efforts to protect the proprietary and confidential materials and information of TSI and of TSI's clients, including valuable trade secrets.

     5.   Termination.
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          5.1     This agreement shall terminate and all payments due hereunder shall cease, except to the extent accrued, upon death of the Employee, without further act of TSI.

          5.2 TSI shall have the right to terminate this Agreement and any payments due hereunder upon prior written notice to the Employee, if a licensed physician employed by the Board of Directors of TSI, shall determine that the Employee, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illness) shall be unable to perform the services required of her hereunder for more than three consecutive months or an aggregate of six months during any twelve-month period.

          5.3 TSI shall have the right to terminate this Agreement, without further compensation, upon prior written notice to the Employee, in the event of a breach of the terms hereof by the Employee or if, in the opinion of the board of Directors of TSI, the Employee is guilty of willful misconduct, gross negligence, gross insubordination, or causes disrepute, or otherwise for good cause.

          5.4 TSI shall have the right to terminate this Agreement, for convenience, at the discretion of the Board of Directors. If such termination occurs, the Employee will receive a severance compensation of six months' annual salary, as specified in paragraph 2.1, and six months' continuance of eligible benefits and shall be entitled to no other payment or benefit from TSI.

          5.5 Upon termination or expiration of this Agreement, irrespective of the reason therefore, the Employee shall promptly turn over to TSI all proprietary and confidential materials of the kind referred to in Section 4 and all tangible forms of the Employee's work


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product (including work files) without retaining any copies or duplicates thereof, except as to which TSI may in writing give permission.

     6.  Negative Covenant.
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         6.1   The Employee agrees that during the term of this Agreement
(including any renewal terms hereunder) and for a period of one (1) year following the termination of this Agreement, she will not, directly or indirectly, own, operate, manage, join, control, or participate in the ownership, management, operation or control of, or be connected with as a partner, stockholder, director, officer, agent, employee, or consultant, any business, firm, or corporation which engages in the sale of products which are directly competitive with TSI in the territories TSI serves; provided, however, that nothing in this Section 6.1. shall bar the acquisition of any publicly traded securities which do not confer upon the Employee the right to control or influence the policy of the issuer.

         6.2 The Employee further agrees that for a period of one (1) year following the termination of this Agreement, she will not, without the prior written consent of TSI, (a) solicit for employment any of the staff of TSI or of TSI's customers, or (b) solicit the business of TSI's customers.

     7.  Remedies.  The parties hereto recognize that, in the event of any
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breach by the Employee of the provisions of Sections 4, 5 or 6 hereof, damages may be difficult, if not impossible, to ascertain and it is therefore agreed that TSI, in addition to and without limiting any other remedy it might have under this Employment Contract, or at law or in equity, shall be entitled to an injunction against the Employee issued by any court of competent jurisdiction enjoining any such breach. The Employee agrees to reimburse TSI for all out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by TSI by reason of any such breach; provided, however, that if a court of competent
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jurisdiction in any action wherein TSI is the claimant with respect to such breach shall determine that no such breach occurred or is likely, and if any appeal therefor be taken by TSI where such determination shall be fully and finally upheld, TSI shall reimburse the Employee for all out-of-pocket costs and expenses,

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including reasonable attorney's fees, incurred by the Employee by reason of such action and any appeal.

     8. Representation and Warranty. Employee represents and warrants that she is not now and was not on the date of commencement of this Agreement a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit her from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     9.  Miscellaneous.
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         9.1   Should any provision or part of this Employment Contract be declared void or unenforceable by any court or administrative body of competent jurisdiction, such provisions or part shall be deemed severable and, without further action by the parties to this Agreement, shall be severed from the remainder of this Agreement which shall continue in all respects valid and enforceable.

         9.2 Any notices or communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses specified herein or, after proper notice, to such addresses as the parties may specify.

         9.3 Any notices or communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses specified herein or, after proper notice, to such addresses as the parties may specify.

         9.3 This Agreement shall be binding upon and inure to the benefit of TSI, its successors or assigns, or any corporation which acquires all or substantially all of its assets. This agreement is personal as to the Employee and shall not be assignable by the Employee.

         9.4 This Agreement constitutes the entire understanding of the parties hereto with respect to the Employee's employment and her compensation therefor and supersedes any

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prior agreements and understanding between the parties concerning employment or compensation.

         9.5 This Agreement shall be governed by and construed under the laws of the State of Connecticut.

         9.6 The captions appearing in this Agreement appear as a matter of convenience only and in no way define or limit the scope and intent of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

For TSI                                  For the Employee:
295 Westport Avenue
Norwalk, CT  05856

By: /s/ Ernest Keet                      By: /s/ Constance Galley
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Typed Name:  Ernest E. Keet              Type Name:  Constance F. Galley
Chairman, Compensation                   Address:
Committee                                        --------------------------

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Date:
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